Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ONCOGENEX PHARMACEUTICALS, INC.

OncoGenex Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The name of the corporation is OncoGenex Pharmaceuticals, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on March 22, 1995 under the name Sonus Pharmaceuticals, Inc.

SECOND: The Amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation in the form set forth in the following resolution has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation:

RESOLVED, that Exhibit A, Article I of the Second Amended and Restated Certificate of Incorporation as presently in effect be, and the same hereby is, amended and restated to read in its entirety as follows:

The name of this corporation is Achieve Life Sciences, Inc.

THIRD: The Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation so adopted reads in full as set forth above and is hereby incorporated herein by this reference. All other provisions of the Second Amended and Restated Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer this 1st day of August, 2017.

ONCOGENEX PHARMACEUTICALS, INC.

By:	/s/ Scott Cormack
Scott Cormack President and Chief Executive Officer